Exhibit 99.1

FOR IMMEDIATE RELEASE: FOR FURTHER INFORMATION CONTACT:

Karen Gross, Vice President and Corporate Secretary (303) 573-1660

ROYAL GOLD ANNOUNCES THE CLOSING OF THE
MARIGOLD AND EL CHANATE MINES ROYALTY ACQUISITION

DENVER, COLORADO. FEBRUARY 22, 2008: ROYAL GOLD, INC. (NASDAQ:RGLD; TSX:RGL), the leading precious metals royalty company, today announced that it has completed the acquisition of three royalties from AngloGold Ashanti (USA) Exploration Inc., a wholly-owned subsidiary of AngloGold Ashanti North America, for $13.75 million, previously disclosed in January 2008. The acquisition includes three royalties: 1) a 2.0% net smelter return (“NSR”) royalty on the Marigold mine, located on the Battle Mountain-Eureka trend in Nevada, and operated by Goldcorp, Inc., 2) a 2.0-4.0% sliding-scale NSR royalty on the El Chanate mine, located in Sonora, Mexico and operated by Capital Gold, Inc., and 3) a 10.0% net profits interest (“NPI”) royalty, also on the El Chanate mine.

“This acquisition continues to build our gold royalty portfolio, which at the end of our second fiscal quarter comprised 82% of our royalty revenues, and further diversifies our asset base,” said Tony Jensen, President and Chief Executive Officer. “We now own 19 active royalties of which 13 are currently in production, and six are in development.”

The sliding-scale royalty at El Chanate pays at a rate of 2.0% when the average gold price is below $300 per ounce, 3.0% when the gold price is between $300 and $350, and 4.0% when the gold price is above $350 per ounce. The sliding-scale royalty is capped once payments of approximately $17 million have been received and the 10.0% NPI royalty is capped at $1.0 million. The El Chanate mine commenced production in mid-2007, and Royal Gold expects to begin receiving royalty revenue immediately.

The 2.0% NSR royalty interest on Marigold burdens the majority of five sections of the mine, containing a number of open pits, but does not cover the current mining in the Basalt/Antler area. Approximately 38% of the current Marigold mine reserves are covered by this royalty. Based upon its own internal estimates, Royal Gold expects to begin receiving royalty revenue in calendar 2010, when mine operations are expected to move into areas covered by the 2.0% NSR royalty.

Royal Gold is a precious metals royalty company engaged in the acquisition and management of precious metal royalty interests. Royal Gold is publicly traded on the NASDAQ Global Select Market under the symbol “RGLD,” and on the Toronto Stock Exchange under the symbol “RGL.” The Company’s web page is located at www.royalgold.com.
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Cautionary “Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: With the exception of historical matters, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include an estimate of when Royal Gold expects to begin receiving royalty revenue from the El Chanate mine and the Marigold mine. Factors that could cause actual results to differ materially from projections include, among others, precious metals prices, decisions and activities of the operator of the various properties, unanticipated grade, geological, metallurgical, processing or other problems the operator may encounter, changes in project parameters as plans continue to be refined, economic and market conditions, as well as other factors described in our Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. In addition, acquired royalty interests on certain projects are subject to risks associated with conducting business in a foreign country, including application of foreign laws to contract and other disputes, foreign environmental laws and enforcement and uncertain political and economic environments. Most of these factors are beyond the Company’s ability to predict or control. The Company disclaims any obligation to update any forward-looking statement made herein. Readers are cautioned not to put undue reliance on forward-looking statements.